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                              EXHIBIT 3
                              ---------

                               AMERCO

                                PROXY

                    (Including Power of Attorney)

                           ----------------


                   The undersigned stockholder of AMERCO, a Nevada corporation, does hereby appoint James P. Shoen agent and proxy of the undersigned, with full power of substitution and with full power to act as true and lawful attorney in fact, to vote, in accordance with the terms and conditions of that certain Amended and Restated Stockholder Agreement dated as of May 1, 1992 (the "Stockholder Agreement"), at any meeting of the stockholders of AMERCO and upon all business as may properly come before the meeting, in the name and place as proxy of the undersigned and with all the powers which the undersigned would possess if personally present, all of the stock of AMERCO standing in the name of the undersigned or which the undersigned would be entitled to vote if personally present. James
P. Shoen may exercise the rights granted under this proxy either in person at any meeting of the stockholders of AMERCO or by signing a proxy on behalf of the undersigned. This proxy shall be valid and irrevocable until March 5, 1999 or until termination of the Stockholder Agreement in accordance with the terms thereof, whichever occurs first.

                   Dated:  As of November 29, 1994.



                                     Mark V. Shoen,
                                     an individual



                                     /s/ Mark V. Shoen
                                     --------------------------
                                     Mark V. Shoen